Exhibit 4.5

September 12, 2007

PRIVATE & CONFIDENTIAL

Millar Western Forest Products Ltd.

16640 – 111th Avenue

Edmonton, Alberta

Canada

Attention:	Mr. Kevin Edgson, Chief Financial Officer

Dear Sirs:

Reference is made to the facility letter (the “Facility Letter”) dated December 29, 2006 from HSBC Bank Canada (the “Bank”) to Millar Western Forest Products Ltd. (the “Borrower”). Based on the information, representations, and documentation you have provided to the Bank, the Bank has agreed to modify the Loans as follows:

2.	Credit Facilities:

2.1	the Mastercard Facility will now be in the principal amount of Cdn.$100,000.

Each of the terms and conditions of the Facility Letter, as amended by this letter, shall remain in full force and effect and are hereby affirmed by the undersigned. Unless expressly provided herein, the Loans shall be deemed to be modified, not refinanced, by this letter.

The Bank shall continue to have the right to review the Loans on a periodic basis.

Kindly acknowledge receipt and acceptance of this letter by executing and returning to the Bank no later than October 12, 2007, the enclosed copy of this letter.

Yours truly,

HSBC BANK CANADA

By:	/s/ Cory M. Bailey	/s/ Wayne Berg
	Cory M. Bailey	Wayne Berg
	Assistant Vice President	Vice President

HSBC Bank Canada

Vancouver Main Branch, Suite 200 - 885 West Georgia Street, Vancouver, B.C. V6C 3GI

Tel: (604) 685-1000    Fax: (604) 641-1808

AGREED TO AND ACCEPTED THIS 24 DAY OF SEPTEMBER, 2007.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.

Per:	/s/ Kevin Edgson
Kevin Edgson
Vice President Finance and Chief Financial Officer